CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Registration Statement on Form N-14 of Gardner Lewis Investment Trust and to the use of our reports dated December 26, 2007 on the financial statements and financial highlights of The Chesapeake Aggressive Growth Fund and The Chesapeake Growth Fund, each a series of shares of Gardner Lewis Investment Trust. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which are incorporated by reference into the Prospectus/ Proxy Statement on Form N-14.




                                           /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                           BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
APRIL 16, 2008